Form of Stock Option Agreement with respect
                           to Incentive Stock Options


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                             STOCK OPTION AGREEMENT
                             ----------------------

                  FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                          OF THE INTERNAL REVENUE CODE
                                 PURSUANT TO THE
                        GUARANTY FEDERAL BANCSHARES, INC.
                             1994 STOCK OPTION PLAN
                             ----------------------


         STOCK OPTIONS for a total of _________ shares of common stock ("Common Stock"), par value $.10 per share, of Guaranty Federal Bancshares, Inc. (the "Company"), which are intended to qualify as a incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended, are hereby granted to ________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the Guaranty Federal Bancshares, Inc. 1994 Stock Option Plan (the "Plan") adopted by the
Company and incorporated by reference herein, receipt of which is hereby acknowledged.

         1. Option Exercise Price. The Options' exercise price is $_________ for each share of Common Stock under option, this amount being 100% of the fair market value of the Common Stock on the date of grant of these Options.

         2.  Exercise  of  Options.   These  Options  shall  be  exercisable  in
accordance with provisions of the Plan as follows:

                  (a)      Schedule of Rights to Exercise.

                     Date              Percentage of Total Stock
                     ----              Options Awarded Which Are
                                            Non-forfeitable
                                            ---------------

________________ ____, _______                   20%
________________ ____, _______                   40%
________________ ____, _______                   60%
________________ ____, _______                   80%
________________ ____, _______                  100%


         Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to one year following the date of grant, except in the event of death, retirement or Permanent and Total Disability of the Optionee. These Options shall be 100% vested and exercisable upon the death or disability of the Optionee, or upon a Change in Control of the Company.



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                  (b) Method of Exercise.  These Options shall be exercisable by a written notice which shall:

                         (i) State the election to exercise the Option, the number of shares of Common Stock with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his or her address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

                        (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                       (iii) Be signed by the person or persons entitled to exercise these Options and, if the Options are being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise these Options; and

                        (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

         Payment of the exercise price of these Options shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which these Options shall be exercised shall be registered in the name of the person or persons exercising these Options.

                  (c) Restrictions on Exercise. These Options may not be exercised if the issuance of the shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of these Options, the Company may require the person exercising these Options to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         3. Non-transferability of Option. These Options may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this stock option agreement ("Stock Option Agreement") shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.


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         4. Term of Options.  These  Options may not be exercised  more than ten
(10) years from the date of grant of these Options, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Stock Option Agreement.

         5. Modification and Replacement of Prior Options. By signing this Option Agreement the Optionee and the Company agree that these Options shall modify and replace, in accordance with Section 13 of the Plan, all of the Optionee's prior options to purchase the common stock of Guaranty Federal Savings Bank, originally granted to the Optionee on ________________ ____, 199____.

         6. Related Matters. Notwithstanding anything herein to the contrary, additional conditions or restrictions related to these Options may be contained in the Plan or the resolutions of the Plan's Committee authorizing the grant of these Options.


                                             Guaranty Federal Bancshares, Inc.



Date of Grant:                               By:
               -----------------------            ------------------------------



Attest:



------------------------------

[SEAL]




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                      INCENTIVE STOCK OPTION EXERCISE FORM
                      ------------------------------------

                                 PURSUANT TO THE
                        GUARANTY FEDERAL BANCSHARES, INC.
                             1994 STOCK OPTION PLAN


                                                       ----------------
                                                            (Date)

Guaranty Federal Bancshares, Inc.
1341 West Battlefield
Springfield, Missouri  65807

Dear Sir or Madam:

         The undersigned elects to exercise incentive stock options to purchase _______ shares, par value $.10, of common stock of Guaranty Federal Bancshares, Inc. ("Common Stock") under and pursuant to a Stock Option Agreement dated
_______________ .

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the Common Stock on the date of exercise, as set forth below.


                       $__________            of cash or check
                        __________            of Common Stock
                       $                      Total
                        ==========


         The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) are as follows:

         Name_____________________________________________________

         Address__________________________________________________

         Social Security Number___________________________________



                                              Very truly yours,




                                              _______________________